EXHIBIT 5.1
[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]
March 31, 2010
OXiGENE, Inc.
701 Gateway Blvd., Suite 210
South San Francisco, CA 94080
Ladies and gentlemen:
     We have acted as counsel for OXiGENE, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2010 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of 13,334,102 shares (the “Common Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and 6,775,157 shares of Common Stock reserved for issuance pursuant to Series A Warrants (“Series A Warrants”) to purchase shares of Common Stock (the “Series A Warrant Shares”), Series B Warrants (“Series B Warrants”) to purchase shares of Common Stock (the “Series B Warrant Shares”), Series C Warrants (“Series C Warrants”) to purchase shares of Common Stock (the “Series C Warrant Shares”), and Series D Warrants (“Series D Warrants,” and collectively with the Series A Warrants, the Series B Warrants and the Series C Warrants, the “Warrants”) to purchase shares of Common Stock (the “Series D Warrant Shares,” collectively with the Series A Warrant Shares, the Series B Warrant Shares and the Series C Warrant Shares, the “Warrant Shares”), by the selling securityholders named therein (the “Selling Securityholders”). The Common Shares and the Warrants have been issued or are issuable pursuant to the Securities Purchase Agreement, dated March 10, 2010, by and among the Company and the Selling Securityholders, and the Amendment and Exchange Agreements, dated as of March 25, 2010, by and among the Company and the Selling Securityholders.
     As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that:
(a) the Common Shares that have been issued are validly issued, fully paid and nonassessable;
(b) the Series A, B and D Warrants have been duly authorized, are validly issued and constitute legal, valid and binding agreements of the Company;
(c) the Series C Warrants have been duly authorized and reserved for issuance, and, when issued upon exercise of the Series B Warrants in accordance with their terms, will be validly issued and constitute legal, valid and binding agreements of the Company; and
(d) the Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of the Warrants in accordance with the respective terms thereof, will be legally issued, fully paid and nonassessable.
     We are members of the Bar of the Commonwealth of Massachusetts, and the opinions expressed herein are limited to questions arising under the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
AND POPEO, P.C.